March 31,1999


Ms. Andrea Maglio
The NASDAQ Stock Market, Inc.
80 Merritt Boulevard
Trumbull, Connecticut 06611

Dear Ms. Maglio:

Please be advised Nations Global Government Income Fund liquidated and ceased its operations on December 14th, 1998.



Thank you,



James Edward Banks
Assistant Secretary
Nations Fund Portfolios